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                                                                      EXHIBIT 15

Merrill Lynch & Co., Inc.
World Financial Center
North Tower, 31st Floor
New York, NY 10281-1281

  We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries for the periods ended March 26, 1993 and March 27, 1992, June 25, 1993 and June 26, 1992, and September 24, 1993 and September 25, 1992, as indicated in our reports dated May 7, 1993, August 6, 1993 and November 5, 1993, respectively; because we did not perform an audit, we expressed no opinion on that information.

  We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 26, 1993, June 25, 1993 and September 24, 1993, are incorporated by reference in this Registration Statement.

  We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche

New York, New York
March 11, 1994